Exhibit 10.6

AMENDMENT TO THE AMENDED AND RESTATED GE DIGITAL
MASTER PRODUCTS AND SERVICES AGREEMENT
This Amendment, dated July 31, 2019 (the “Amendment Effective Date”) (this “Amendment”), to the Amended and Restated GE Digital Master Products and Services Agreement, dated as of November 13, 2018 (the “Amended and Restated Agreement”), is entered into by and between GE Digital LLC, having its place of business at 2623 Camino Ramon, San Ramon, CA 94583 (“GE Digital”) and Baker Hughes, a GE company, LLC, a Delaware limited liability company (“Baker Hughes”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Amended and Restated Agreement.
WHEREAS, GE Digital and Baker Hughes previously entered into that certain GE Digital Master Products and Services Agreement, dated as of July 3, 2017 (the “Original Agreement”);
WHEREAS, GE Digital and Baker Hughes previously restructured their relationship and entered into the Amended and Restated Agreement on November 13, 2018, which amended and restated the Original Agreement in its entirety; and
WHEREAS, GE Digital and Baker Hughes now desire to further restructure their relationship, including by entering into that certain Asset Purchase Agreement, dated as of the date hereof, between GE Digital and Baker Hughes (the “Purchase Agreement”) pursuant to which, among other things, GE Digital and Baker Hughes agreed to further amend the Original Agreement and the Amended and Restated Agreement by entering into this Amendment in connection with the Purchase Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the Parties hereby agree as follows:

1.	Amendments. The Amended and Restated Agreement is hereby amended as follows:

(a)	The fourth paragraph of the recitals to the Amended and Restated Agreement is hereby deleted in its entirety;

(b)	With effect from and after the Amendment Effective Date, Sections 2.01, 2.08 and 4.08(c) are each deleted in their entirety and replaced with the following:
"[Intentionally Left Blank]"

(c)
With effect from and after the Amendment Effective Date, other than to the extent applicable to the fulfillment of obligations that either Party or any of their respective Affiliates have agreed to with respect to Orders or Statements of Work (i) in effect as of the Amendment Effective Date under the Amended and Restated Agreement for the direct or indirect provision of GE Digital Offerings to Baker Hughes Customers (“Existing Customer Contracts”) or (ii) which are entered into pursuant to an open dual-scope contract offer to a customer listed on Section 5.1(b)(iii) of the Disclosure Schedule to the Purchase Agreement (“Permitted Dual-Scope Contracts”, and, together with the

Existing Customer Contracts, the “Continuing Contracts”), Sections 2.03(d)(iii), 2.04(b), 4.08(d), 4.08(e), 5.03, 6.01, 7.02(a)(ii), 9.01, 9.02, 11.18 and Schedules 2.01, 2.04(b), 4.08(e) and 7.02(a) of the Amended and Restated Agreement are hereby deleted in their entirety and replaced with the following:
“[Intentionally Left Blank].”
For avoidance of doubt, the obligations of the Parties under the Sections enumerated above shall not continue in effect to the extent applicable to the general relationship between the Parties and shall not form a part of any subsequent Statement of Work or Order (other than a Permitted Dual-Scope Contract);

(d)	Section 9.03 to the Amended and Restated Agreement is hereby deleted in its entirety and replaced with Schedule A to this Amendment;

(e)	The following is hereby added as a new subsection (c) to Section 8.05 of the Amended and Restated Agreement:
“Without limiting any set-off or other rights or remedies to which the Parties may be entitled under any applicable Law, but subject to the limitations in this Article VIII, either Party may set-off the amount of any indemnifications any applicable Indemnified Party is entitled to under this Section 8.05 due and payable by the other Party pursuant to a final, non-appealable judgment against any and all amounts such Indemnified Party owes the other Party under or in connection with this Agreement, the Purchase Agreement or any Ancillary Document (as defined in the Purchase Agreement) and the amount of such indemnifications owed shall be reduced accordingly.”
and

(f)	With effect from and after the Amendment Effective Date, Section 10.04 is deleted in its entirety and replaced with the following:
"Termination Assistance Services. In the event this Agreement expires or terminates or if GE Digital terminates any or all cloud-based GE Digital Offerings under an Order or Statement of Work in effect as of the Amendment Effective Date (or under any subsequent Order or Statement of Work for GE Digital Offerings, as may be agreed to by the Parties on a case-by-case basis), as permitted herein, commencing at such termination (or such other date as mutually agreed in writing by the Parties), and continuing until the twelve (12) month anniversary of such termination, GE Digital shall (a) provide any such cloud-based GE Digital Offerings that survive termination under the applicable Order or Statement of Work and (b) at Baker Hughes’ expense, provide to Baker Hughes such cooperation, assistance and services, as reasonably determined by the Parties, to allow Baker Hughes to retrieve Baker Hughes Content from such cloud-based GE Digital Offerings in a format supported by GE Digital (collectively, the “Termination Assistance Services”). Such Termination Assistance Services shall exclude any assistance to Baker Hughes or any third party with respect to the porting, migration, redesign, or recoding of software applications or the remapping, translation, conversion, or migration of data to a new data format or structure.”

2.
Non-Exclusive Relationship. Notwithstanding anything to the contrary in the Amended and Restated Agreement or any other agreement between the Parties or any of their respective Affiliates, from and after the Amendment Effective Date, neither Party nor any of its Affiliates shall be bound by any exclusivity, non-compete, channel allocation obligations or any other restrictive covenants with respect to the other Party or any of its Affiliates, in each case in connection with any current or future Software offerings or related products (including, for the avoidance of doubt, computer middleware, firmware, gateways and routers) or services (collectively, “Digital Offerings”) and, for the avoidance of doubt, each Party and its Affiliates shall be entitled to work with any Person in connection with Digital Offerings and otherwise sell Digital Offerings into any and all channels and both Parties shall have unfettered access to sell or otherwise provide Digital Offerings to customers in the oil and gas industry (the “O&G Channel”); provided that, except as authorized by a Continuing Contract or with GE Digital's prior written consent (which may be granted or withheld in its sole discretion), Baker Hughes shall not resell any GE Digital Offerings other than in the O&G Channel.

For the avoidance of doubt, the Parties acknowledge and agree that the foregoing sentence does not, and shall not be interpreted to, (a) grant any licenses, covenants not to sue or other rights with respect to Intellectual Property or Technology from one Party or any of its Affiliates to the other Party or any of its Affiliates, (b) terminate, expand, restrict or otherwise modify the scope of any licenses, covenants not to sue or other rights with respect to Intellectual Property or Technology previously or contemporaneously granted from one Party or any of its Affiliates to the other Party or any of its Affiliates or (c) terminate, expand, restrict or otherwise modify the scope of any exclusivity, non-compete, channel allocation obligations or any other restrictive covenants between the Parties or any of their respective Affiliates other than with respect to Digital Offerings.

3.	Other Agreements. Notwithstanding anything in the Amended and Restated Agreement to the contrary, the Parties acknowledge and agree as follows:

(a)
Other than with respect to Historian and Proficy or pursuant to a Permitted Dual-Scope Contract, from and after the Amendment Effective Date, no Orders or Statements of Work for GE Digital Offerings shall be entered into by the Parties or any of their respective Affiliates under the Amended and Restated Agreement and neither Party nor any of its Affiliates shall have any obligation to enter into any such Orders or Statements of Work. From and after the Amendment Effective Date, pricing for Historian and Proficy will be determined and agreed upon on a case-by-case basis, provided that for the twelve (12) month period immediately following the Amendment Effective Date, pricing for Historian and Proficy will be determined in accordance with Section 4 of Schedule 7.02(a) of the Amended and Restated Agreement. For the avoidance of doubt, the current standard list price for Historian and Proficy is set forth on Schedule C to this Amendment.

(b)
All Continuing Contracts, including any licenses granted by GE Digital to Baker Hughes and/or Baker Hughes Customers thereunder or under the Amended and Restated Agreement with respect thereto, shall continue in accordance with, and be governed by, the Amended and Restated Agreement and their applicable terms and conditions (it being understood that, notwithstanding the foregoing, the terms and conditions applicable to BP shall be governed by the terms and conditions set forth on Schedule B to this Amendment); provided that the foregoing shall not apply to any contracts assigned to GE Digital pursuant to the Purchase Agreement. For the avoidance of doubt, this Amendment shall not terminate, expand, restrict or otherwise modify the duration, scope or term of any licenses granted between the Parties with respect to subject matter outside the scope of the Amended and Restated Agreement. For avoidance of doubt, all Continuing Services, excluding the Continuing Contracts, are terminated as of the Amendment Effective Date, except as otherwise covered under that certain Transition Services Agreement dated as of the date hereof, between an Affiliate of GE Digital and Baker Hughes (as amended, modified or supplemented from time to time in accordance with its terms).

4.	General Terms.

(a)
The Parties shall reasonably cooperate to avoid market confusion in the O&G Channel with respect to Digital Offerings and shall agree on appropriate external messaging in the O&G Channel regarding the relationship between the Parties. For the avoidance of doubt, there shall be no public announcements issued in connection with the execution of this Amendment.

(b)	Each Party shall bear its own costs and expenses incurred in connection with the negotiation of this Amendment.

(c)	For the avoidance of doubt, nothing in this Amendment shall impact the ongoing discussions between the Parties related to rooftop consolidation timelines.

(d)
From and after the date of this Amendment, any reference in the Amended and Restated Agreement to “hereof”, “herein”, “hereby”, “hereto”, “this Agreement” and derivative or similar words shall be deemed a reference to the Amended and Restated Agreement as amended by this Amendment.

(e)
In order to implement the amendments made in Section 1 of this Amendment, all references or other uses in the Amended and Restated Agreement to the sections deleted in accordance with Section 1 of this Amendment shall be accordingly deleted. Except as otherwise provided herein, the Amended and Restated Agreement shall remain unchanged and in full force and effect. In the event of any conflict or inconsistency between the terms and conditions of this Amendment and the terms and conditions of the Amended and Restated Agreement, the terms and conditions of this Amendment shall prevail.

(f)
This Amendment and any disputes (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction.

(g)
Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Amendment.

(h)
This Amendment may be executed in any number of counterparts and by different Parties in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same amendment.

(a)    [Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed on the date first written above by their respective duly authorized officers.
GE DIGITAL LLC

By:	/s/ Katherine Butler Name: Katherine Butler Title: General Counsel
BAKER HUGHES, A GE COMPANY, LLC

By:	/s/ Lee Whitley Name: Lee Whitley Title: Corporate Secretary

[Signature Page to Amendment to the Amended and Restated MPSA]